UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

March 1 , 2013

EXTREME NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street
Santa Clara, California 95051

(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The Board of Directors of Extreme Networks, Inc. (the “ Company ”) granted exemptions to the below entities, each of which is considered an “Exempt Person” under the Amended and Restated Rights Agreement, dated as of April 26, 2012, between the Company and Computershare Shareowner Services LLC (the “ Rights Agreement ”), to acquire beneficial ownership of additional shares of the common stock of the Company and further determined any and all purchases and acquisitions of shares of common stock be treated as “Exempt Transactions” under the Rights Agreement, so long as such purchases or acquisitions of common stock occur on or before April 30, 2014, when the Rights Plan terminates according to its terms, and after giving effect to such purchases or acquisitions:
(i) Blackrock, Inc. does not become beneficial owner in the aggregate of over 9.9% or more of the shares of common stock then outstanding.

(ii) Raging Capital Management does not become beneficial owner in the aggregate of over 7.5% or more of the shares of common stock then outstanding.
(iii) Soros Fund Management LLC and its affiliates and associates, including Quantum Partners LP, do not become beneficial owners in the aggregate of over 12.0% or more of the shares of common stock then outstanding.
(iii) Starboard Value and Opportunity Fund Ltd. does not become beneficial owner in the aggregate of over 15.0% or more of the shares of common stock then outstanding.
(v) The Vanguard Group does not become beneficial owner in the aggregate of over 9.9% or more of the shares of common stock then outstanding.
(vi) Wellington Management Company, LLP (“Wellington Management”) (a) does not become beneficial owner in the aggregate of over 9.9% or more of the shares of common stock then outstanding, and (b) no one client of Wellington Management shall become a beneficial owner of over 4.95% of the outstanding common stock then outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 1, 2013

EXTREME NETWORKS, INC.

By:	/s/ JOHN KURTZWEIL
John Kurtzweil
Senior Vice President, Chief Financial Officer, and Chief Accounting Officer